U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2005

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 8406
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 1.01         Entry into a Material Definitive Agreement

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of                           a Registrant.

Effective May 1, 2005, UCN, Inc., entered into the Asset Purchase Agreement with:

Telephone Electronics Corporation, a Mississippi corporation (“TEC”), Transtel Communications, Inc., a Delaware corporation and subsidiary of TEC, Tel-America of Salt Lake City, Inc., a Utah corporation and subsidiary of Transtel, Extelcom, Inc., a Utah corporation and subsidiary of Transtel, Communication Recovery Services, Inc., a Utah corporation and subsidiary of Transtel, and National Network Corporation, a Colorado corporation and subsidiary of Transtel.

Under the Asset Purchase Agreement UCN agreed to purchase all of the operating assets and accounts receivable of Transtel and its subsidiaries estimated at approximately $3.5 million and assume certain liabilities estimated at approximately $2.9 million. As consideration for the property received, UCN issued a promissory note in the principal amount of $2.15 million dollars that accrues interest at the rate of eight percent per annum from the closing date of the transaction and is payable in 36 equal installments of principal plus accrued interest beginning one month following the closing date. The note is secured by certain of the assets acquired. Closing of the transaction is subject to obtaining certain regulatory approvals from the Federal Communications Commission and state public utility commissions for transfer of the long distance customer base of Transtel and its subsidiaries to UCN.

Transtel is a regional telecommunications carrier doing business through its subsidiaries as TelAmerica in Utah and Colorado and as ExpressTel in Arizona, California and Nevada, and services over 20,000 customers in the western United States, generating approximately $2.0 million in monthly revenues. UCN estimates that approximately 85 percent of Transtel’s revenues come from small to medium sized business customers. UCN believes the acquisition of the assets from Transtel will open significant opportunities to cross-sell the UCN Intelligent Network and related enhanced services.

In anticipation of the parties ultimately being able to obtain required regulatory approvals and close the transaction, the parties entered into a Management Agreement under which UCN agreed to undertake the day to day management of the operating assets of Transtel and its subsidiaries. Under the Management Agreement UCN will manage the ongoing business of Transtel and its subsidiaries and make advances as necessary to support those operations in exchange for the right to recoup from cash flows from operations all costs and expenses of operating the business and receive a management fee equal to 15 percent of monthly revenues.

Item 9.01 Financial Statements and Exhibits

Exhibits: Copies of the following documents are included as exhibits to this Form 8-K pursuant to Item 601 of Regulation S-K.

Exhibit No.	Title of Document

99.1	Press Release dated May 2, 2005, entitled “UCN to Acquire Certain Assets of Transtel Communications.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: May 3, 2005	By:	/s/ Paul Jarman
Paul Jarman, President